Exhibit (a)(5)(B)

Laboratory Corporation of America Holdings

Second Quarter 2016 Earnings Conference Call

Wednesday, July 27, 2016, at 9:00 A.M. Eastern Time

Transcript Excerpts Related to the Proposed Acquisition of Sequenom, Inc.

Dave King—Laboratory Corporation of America Holdings—Chairman and CEO

[Unrelated discussion]

This morning is exciting, as I said, because we announced another important acquisition. We will acquire Sequenom, a market leader in noninvasive prenatal testing and reproductive health. Sequenom is the first company to offer a clinically validated, noninvasive prenatal test. And the more than 500,000 tests it has performed to date give it the largest clinical evidence base in the industry.

This is a highly strategic acquisition, as Sequenom’s best-in-class offerings and strong R&D pipeline perfectly complement LabCorp’s extensive women’s health test menu. We will now offer patients and physicians one source for the full range of women’s health, reproductive genetics, and NIPT testing.

Furthermore, Sequenom expands our geographic reach, both domestically with New York licensure and internationally through licensing and commercial partnerships with emphasis on the European Union and the Asia-Pacific region. The transaction also meets our financial criteria, making it, as I said, an important and highly strategic transaction.

I note that the acquisition of Sequenom is much like our strategic decision to acquire LipoScience and its unique NMR lipoprofile test 18 months ago, which has translated into strong and consistent organic growth. As we expected, our reach and customer relationships, coupled with the test’s strong clinical evidence and numerous expert society recommendations, has established us as the leading diagnostic laboratory for comprehensive cardiovascular testing and risk assessment.

[Unrelated discussion]

Robert Willoughby—Credit Suisse—Analyst

Dave and Glenn, […] it hasn’t really worked as a public equity. Can you review what some of the challenges have been and what you can do to reverse some operating losses there?

[Unrelated discussion]

Dave King—Laboratory Corporation of America Holdings—Chairman and CEO

So I think the major challenges for Sequenom as a stand-alone entity have been, have related to breadth of test menu and scale. I think under Dirk van den Boom’s leadership in the last nine months, Sequenom has made significant improvements in technology and operations.

But the reality is there still is a need for the comprehensive women’s health portfolio. There still is a need for broader reach into the OB/GYN office. There’s a need for reach in terms of convenience of being able to order NIPT testing on one requisition form with the same orders as other women’s health-related testing.

So I think from an operational perspective, we think about several opportunities to make this a success. And we strongly believe it will be a success. Number one is just improving the laboratory operation and the efficiency of that operation, which, as you know, is something that we excel at.

Number two is expanding the reach of their sales force, which we think of very highly, and extending that into the primary care and the OB/GYN market. And number three is the comprehensiveness of the test menu and the opportunity to create one point where physicians can order all of what they need in women’s health and reproductive genetics.

Robert Willoughby—Credit Suisse—Analyst

Do you expect it to be accretive year one, Dave?

Dave King—Laboratory Corporation of America Holdings—Chairman and CEO

We do expect it to be accretive. It’s not going to be materially accretive in year one, but it will be accretive in year one. And we expect longer term that it will be a significant contributor to earnings growth.

[Unrelated discussion]

Bill Bonello—Craig-Hallum Capital Group—Analyst

I wanted to follow up also with some questions on Sequenom. So the logic of how you can improve their business makes all the sense in the world to me. What I guess I would like to understand is what they bring to you in terms of the advantages of owning this asset versus maintaining a contractual relationship with them and offering the breadth and other tests on your own.

Dave King—Laboratory Corporation of America Holdings—Chairman and CEO

So it’s just more complicated to maintain a send-out relationship when you are talking about the high-end reproductive genetic testing. And it’s more complicated, obviously, for somebody like Sequenom.

Because they are not offering the full test menu, you are dealing with organizing logistics, you are dealing with routing blood from one place to another, routing samples from one place to another. And you are dealing with delays in turnaround time as a result of the logistics.

So, although a send-out relationship in concept sounds attractive, it actually leads to more complexity. And as we think about how to be successful in the business generally and in this aspect of the business in particular, what the physicians and the patients want is more simplicity.

So they want to be able to order on one requisition form, they want to be able to have one courier pick it up, they want to be able to have it go to one place where the logistics are handled by LabCorp instead of being handled by two different entities. They want to get the results back on one report form, and they want to have one place to go for interpretation if genetic counseling, for example, is required.

So from my perspective, what we are doing is we are taking the opportunity to integrate a best-in-class NIPT test into a best-in-class women’s health portfolio. And that in my mind leads to enormous opportunity to grow in that market, which is one of the fastest-growing parts of the diagnostics industry in which we think, over the long term, as the technology improves and the test menu improves around not only noninvasive prenatal testing, but all sorts of noninvasive testing that is now done through more invasive methods, that we will be extremely well positioned to succeed.

Bill Bonello—Craig-Hallum Capital Group—Analyst

And just as a follow-up on that, just two things on that. One: is it your opinion — is part of the reason, the timing of this now, that indeed we are going to see an expansion into the average-risk market from the high-risk market? I assume so, given all your comments about OB/GYNs.

But then more importantly, are there things that you see in their pipeline or tests that you imagine you can develop based on their technology that are part of what’s driving this?

Dave King—Laboratory Corporation of America Holdings—Chairman and CEO

Yes. So we are seeing significant progress in payer coverage for noninvasive prenatal testing for average-risk patients. So the opportunity there, obviously, grows the market significantly because it provides at least the potential to reach a couple hundred million covered lives as opposed to what we would characterize as merely the high-risk market.

And you are seeing payer acceptance of it because the technology is sound, the clinical results are well validated. And again, with Sequenom, you have over 500,000 tests performed and you have the largest clinical database to support the expansion of the market.

In terms of expansion of the testing, obviously Sequenom has been at the forefront in terms of offering fetal fractionation, micro deletions, now the genome aspect of NIPT to expand upon the original MaterniT21 test. So yes, we think there will continue to be opportunities there.

And then I would just also parenthetically, as mentioned in the talking points, Bill, point to the international opportunity that this provides us should not be underestimated. Because Sequenom has focused on Europe and Asia-Pacific, and those are markets where we think there’s still plenty of opportunity for adoption of noninvasive prenatal testing.

[Unrelated discussion]

Amanda Murphy—William Blair & Company—Analyst

I actually had some questions as well on Sequenom. If I recall correctly, you had spent quite a bit of effort to in-source NIPT testing yourselves. So I’m just wondering how this will integrate into the existing business.

And you mentioned managed care contracts. Are you going to be able to leverage any of Sequenom’s contracts, or will they be sucked into your broader contracts?

Dave King—Laboratory Corporation of America Holdings—Chairman and CEO

Obviously, there are — and I think these comments were made on Illumina’s call that people had been moving toward performing these tests in-house. We like Sequenom’s technology. We like the breadth of the test menu. Obviously, the New York licensure is quite important.

So this will integrate well into what we have already done in noninvasive prenatal testing. And again, the number of tests that they have performed and the clinical evidence and support will really help in terms of the demonstration that this test makes sense for the average-risk population.

In terms of the managed care contracts, typically the managed care relationships fall under our contracts post-acquisition. We’ve carefully examined, to the extent we are able to do so, obviously, as part of the diligence process, our managed care contracts versus their managed care contracts. And we don’t see material difference there. So that’s another positive in terms of how we think about being able to put these businesses together.

Amanda Murphy—William Blair & Company—Analyst

Got it. And I know this may be too early to answer. But do you have a sense yet of how this might affect the patent pool that’s shared with Illumina and royalties that are paid in that context?

Dave King—Laboratory Corporation of America Holdings—Chairman and CEO

I think it probably is too early to answer. But again, we don’t expect it to have any material impact.

[Unrelated discussion]

Bill Quirk—Piper Jaffray & Co.—Analyst

First off, going back to Sequenom deal — makes sense, given your channel presence, particularly in the OB/GYN side of things. But, Dave, help us think a little bit about some of the implications here for some of their partner relationships. Are you assuming that some of the deals may potentially move to alternative NIPT providers?

Dave King—Laboratory Corporation of America Holdings—Chairman and CEO

Say again, Bill? I’m sorry; I didn’t quite follow. Some of which deals may move to alternative providers —

Bill Quirk—Piper Jaffray & Co.—Analyst

Yes, I’m just thinking about some of the partners that Sequenom brought into the pool are competitors of yours in the reference lab side of the business. And just trying to get a sense as to kind of — presumably, you guys took a look at this and feel pretty comfortable. But just want to get some additional color there.

Dave King—Laboratory Corporation of America Holdings—Chairman and CEO

Yes, we do feel comfortable. Obviously, we have limited visibility when we are doing diligence into an acquired company’s customer list. So we don’t have a perfect idea. But we always assume there’s going to be some attrition.

One of the nice things about this test, though, is we really do feel that it’s best in class. And so I think the likelihood that there’s going to be significant attrition is not the same as it would be in a typical [lab acquisition].

I think the other reality is as you get into highly specialized testing that’s really dependent on capabilities and methodology and the clinical database that there is less appetite for switching than there is if you are just using one reference lab and now it’s acquired by another reference lab. So we feel good about the ability to retain the key customers and, again, are counting on and looking forward to working with the Sequenom team to make that the case.

Bill Quirk—Piper Jaffray & Co.—Analyst

Got it. And then just staying on the topic for a follow-up questions, most of the comments have concerned their NIPT product. They have — I guess I’d be curious to hear about your plans for the liquid biopsy program. They have talked about this, but candidly have downplayed it in recent quarters and talked about partnering that out.

Dave King—Laboratory Corporation of America Holdings—Chairman and CEO

Yes, thank you for mentioning that. The liquid biopsy pipeline at Sequenom is something that has been there for a while. And as you say, candidly, I think from a resource perspective, they have not been able to focus on it as much as they would like.

They really like the liquid biopsy opportunity. And our scientists from their evaluation think there’s real potential there. So that’s probably a part of the deal that is going to take a little longer to materialize.

But at the same time, we like that as a long-term opportunity. We like it as complementary to our oncology business. And we will have the resources to support that and integrate it with the work that we are doing on liquid biopsy and on oncology test development generally, which I think will be a strong positive for their program and ultimately for the market.

[Unrelated discussion]

Isaac Ro—Goldman Sachs—Analyst

Just a question on capital allocation and really specifically M&A. On the Sequenom side, just hoping you could give us a couple of the key swing factors that we should consider when thinking about how EPS accretion will play out over time.

And secondly, just looking forward, what your criteria are for future deals if we consider the pro forma capital structure you will have after Sequenom. Thank you.

Dave King—Laboratory Corporation of America Holdings—Chairman and CEO

Sure, Isaac, it’s Dave. So as I mentioned earlier, from an accretion perspective, it will be accretive in year one, but not materially so. In the outyears, the combination of the top-line revenue growth opportunity and bringing some greater efficiency to their laboratory operation we think will give us the opportunity for the acquisition to be materially accretive.

In terms of what we look for in acquisitions, we have always talked about expanding our capabilities. We have talked about geographic footprint. We’ve talked about test menu, two very important criteria for this transaction. And we’ve talked about strategic fit with the business, whether it’s the diagnostics business or the drug development business.

And in terms of the financial criteria, we look at many multiples. Obviously, we look at multiples of EBITDA pre and post; we look at DCF. But the fundamental premise is accretive in year one and meets our cost of capital by year three to four. And again, this transaction falls squarely within those metrics. And our aspiration is that every transaction that we do when we deploy capital would fall squarely within those metrics.

Additional Information

The tender offer for Sequenom’s outstanding common stock described in this communication has not commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Sequenom common stock. At the time the tender offer is commenced, LabCorp and its wholly owned subsidiary, Savoy Acquisition Corp., will file a tender offer statement on Schedule TO and related materials, including an offer to purchase, a letter of transmittal and other offer documents, with the U.S. Securities and Exchange Commission (SEC), and Sequenom will file with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. INVESTORS AND SEQUENOM STOCKHOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL) AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ PRIOR TO MAKING A DECISION TO TENDER SHARES. These documents (once they become available) will be available to all stockholders of Sequenom free of charge on the SEC’s website at http://www.sec.gov. In addition, these materials will be available at no charge by directing a request to Morrow Sodali, the information agent for the tender offer, at 1-203-658-9400 for banks and brokers, or 1-800-662-5200 for all others, or by email at tenderinfo@morrowco.com.

Forward-Looking Statements

This communication contains forward-looking statements, including without limitation statements relating to the expected benefits of the transaction and the timing of the closing of the transaction. These statements are based on current expectations, forecasts and assumptions of LabCorp and Sequenom that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, the risk that the conditions to the offer or the merger set forth in the agreement and plan of merger will not be satisfied or waived, uncertainties as to the timing of the tender offer and merger, uncertainties as to how many Sequenom stockholders will tender their stock in the offer; the risk that competing offers will be made; changes in either companies’ businesses during the period between now and the closing; the successful integration of Sequenom into LabCorp’s business subsequent to the closing of the transaction; adverse reactions to the proposed transaction by customers, suppliers or strategic partners; dependence on key personnel and customers; reliance on proprietary technology; management of growth and organizational change; risks associated with litigation; competitive actions in the marketplace; and adverse actions of governmental and other third-party payors; as well as other factors detailed in LabCorp’s and Sequenom’s filings with the SEC, including LabCorp’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent SEC filings, and Sequenom’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent SEC filings.